EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
PROFIT SHARING PLAN

Employer ID 39-0394230
Plan ID 016

Financial Statements as of and for the Years Ended
December 31, 2016 and 2015

Supplemental Schedule
As of December 31, 2016

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1, the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan merged into the Plan and participant balances were transferred to the Plan during March 2015.
As discussed in Note 2, in 2016 the Plan retrospectively adopted Financial Accounting Standards Board Accounting Standards Update No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).
The supplemental schedule of assets (held at end of year) as of December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. This supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and
Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 27, 2017

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2016	2015

Assets
Investments at fair value	$3,370,140	$3,194,407
Receivables:
Dividends and interest	2,242	2,178
Due from broker	1,869	1,057
Employee contributions	3,925	3,874
Employer matching contributions	1,560	1,549
Employer profit sharing contributions	46,382	34,576
Notes receivable from participants	29,793	29,409
Total Receivables	85,771	72,643
Total Assets	3,455,911	3,267,050

Liabilities
Fees payable	945	1,776
Due to broker	2,907	1,833
Total Liabilities	3,852	3,609

Net Assets Available for Benefits	$3,452,059	$3,263,441

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	For the Year Ended December 31
(Thousands of dollars)	2016	2015

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation (depreciation) in fair value of investments	$182,168	$(169)
Dividends - Kimberly-Clark Corporation stock	9,376	9,455
Dividends - SDBA	4,452	5,509
Interest	388	122
Net investment income	196,384	14,917
Contributions:
Employee contributions	116,442	107,735
Employer profit sharing contributions	46,382	34,578
Employer matching contributions	43,539	42,335
Forfeitures used to reduce employer contributions	(559)	(751)
Total contributions	205,804	183,897
Interest on notes receivable from participants	1,177	1,126
Total Additions	403,365	199,940

Deductions from Net Assets Available for Benefits
Benefits paid to participants	209,027	244,923
Administrative expenses	5,720	6,045
Total Deductions	214,747	250,968
Net increase (decrease) prior to transfers	188,618	(51,028)

Net Transfers from Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan	—	34,406

Net Increase (Decrease) in Net Assets Available for Benefits	188,618	(16,622)

Net Assets Available for Benefits
Beginning of Year	3,263,441	3,280,063
End of Year	$3,452,059	$3,263,441

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
The Plan, sponsored by Kimberly-Clark Corporation (the "Corporation"), was adopted effective January 1, 2010. It is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. The Plan is an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"). Salary, hourly non-union and hourly union (as bargained) employees of the Corporation and its participating U.S. subsidiaries (collectively, the "Employer") are eligible to participate in the Plan.

Hourly union participants at the Chester, Marinette, Mobile, Neenah Cold Spring, and Lakeview Satellite production facilities bargained to participate in the Plan effective January 1, 2015, and their participant balances were transferred from the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan ("RCP") to the Plan as discussed in Note 2. As a result of bargaining, hourly union participants at the Fullerton production facility, the last remaining location with participants in the RCP, began participating in the Plan effective March 21, 2015, and their participant balances were also transferred from the RCP to the Plan. With this last collective bargaining agreement in place, the RCP merged into the Plan to form a single plan effective March 21, 2015.

The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The assets of the Plan are held with The Northern Trust Company ("Trustee"). The named fiduciary for the Plan is the Benefits Administration Committee.

Contributions
An eligible employee may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld ("401(k) contributions"), after-tax contributions, and Roth 401(k) contributions in any combination up to 50% in whole percentages or flat dollar amounts of base salary. 401(k) contributions, after-tax contributions, and Roth 401(k) contributions in any combination up to 4% of base salary are eligible for Employer matching contributions. Employees that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Company Match Safe Harbor contributions ("Employer matching contributions") are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of 100% on the first 4% of eligible earnings. The Employer matching contributions are not required to meet anti-discrimination requirements and testing and do not require distinction of highly compensated employees. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All Employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Employer makes a discretionary annual profit sharing contribution for each eligible employee based on the adjusted earnings per share performance from a range of 0% to 8% of eligible earnings. The contribution is deposited into participants' accounts as soon as administratively possible. The contributions related to the 2016 and 2015 targets were 4.0% and 3.1% of eligible earnings for each year and totaled $46.4 million and $34.6 million, respectively, and were deposited into participants' accounts within the first two months of the following year.

Employee contributions receivable as of December 31, 2016 of $3.9 million includes 401(k) contributions receivable of $3.0 million and after-tax, Roth 401(k) and rollover contributions receivable, collectively, of $0.9 million. The employee contributions for year ended December 31, 2016 of $116.4 million includes 401(k) contributions of $89.7 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $26.7 million.

Employee contributions receivable as of December 31, 2015 of $3.9 million includes 401(k) contributions receivable of $3.1 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.8 million. The employee contributions for year ended December 31, 2015 of $107.7 million includes 401(k) contributions of $86.6 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $21.1 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the employee's contributions, the Employer matching contributions, profit sharing contributions, and Plan earnings and losses, less expenses.

Investments
All investment elections are held by the Trustee and employee contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Employees can elect to have their contributions in any of the 19 fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund ("K-C Stock Fund"), two different collective funds offered by Columbia Management (formerly Ameriprise), which are the Money Market and Stable Income Fund, and 16 collective funds offered by BlackRock which include the Russell 1000 Value Index Non-Lendable Fund F, Russell 2000 Index Non-Lendable Fund F, Russell 1000 Growth Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Russell 1000 Index Non-Lendable Fund F, MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, and 10 LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund, 2040 Fund, 2045 Fund, 2050 Fund, 2055 Fund and 2060 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

Vesting
Employees are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and profit sharing contributions occurs after two years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 percent interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest is paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of $50 is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years, or a primary residence loan, which must be repaid within a maximum of 10 years.

Distributions
Upon termination of a participant's employment and after two or more years of qualified service, or because of death, the value of the participant's accounts, including the value of all Employer matching and profit sharing contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is $5 thousand or less but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company servicing individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested Employer matching and profit sharing contributions is forfeited and used to reduce subsequent Employer matching and profit sharing contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2016 and 2015 were $2.7 million and $2.8 million, respectively, and are included in benefits paid to participants on the Statements of Changes in Net Assets Available for Benefits.

Withdrawals
An employee may withdraw the value of their after-tax accounts and the value of profit sharing, and Employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions, profit sharing, and earnings credited, in the case of hardship or after attaining age 59½. The employee will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2016 and 2015, forfeitures totaled $0.6 million and $0.8 million, respectively. The forfeitures are used to offset Employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Unit Value of K-C Stock Fund
The K-C Stock Fund is allocated to participants using a unit value, which is calculated using the stock's year end market price plus cash held in a collective short term investment fund.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are described below.

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Benefits Paid to Participants
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $0.3 million and $0.4 million at December 31, 2016 and 2015, respectively.

Transfers to (from) the Plan
For the year ended December 31, 2016, there were no transfers to or from the Plan. For the year ended December 31, 2015, net transfers to the Plan from the RCP were $34.4 million, all as a result of the collectively bargained agreement at the Fullerton production facility.

New Accounting Standards
In May 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the FASB Emerging Issues Task Force), which exempts investments measured using the net asset value (NAV) practical expedient in Accounting Standards Codification ("ASC") 820, Fair Value Measurement, from categorization within the fair value hierarchy. The Plan adopted this ASU in 2016 retrospectively. The adoption resulted in the collective funds no longer being categorized within the fair value hierarchy in Note 3.

Note 3. Fair Value Measurements

The following fair value information is based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels in the hierarchy used to measure fair value are:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following tables set forth by level, within the fair value hierarchy, a summary of the Plan's investments measured at fair value as of December 31, 2016 and 2015. Approximately 85% of the assets are held in pooled funds and are measured using a net asset value. Accordingly, such assets do not meet the Level 1, Level 2 or Level 3 criteria of the fair value hierarchy.

	December 31 2016	Fair Value Measurements
		Level 1	Level 2	NAV
	(Thousands of dollars)
Cash equivalents	$46,546	$—	$38,887	$7,659
Kimberly-Clark Corporation stock	$291,058	291,058	—	—
Self-Directed Brokerage Account ("SDBA")	$164,161	163,371	790	—
Common collective trusts	2,868,375	—	—	2,868,375
Total Investments at Fair Value	$3,370,140	$454,429	$39,677	$2,876,034

	December 31 2015	Fair Value Measurements
		Level 1	Level 2	NAV
	(Thousands of dollars)
Cash equivalents	$49,725	$—	$39,161	$10,564
Kimberly-Clark Corporation stock	$286,992	286,992	—	—
SDBA	$157,706	156,765	941	—
Common collective trusts	2,699,984	—	—	2,699,984
Total Investments at Fair Value	$3,194,407	$443,757	$40,102	$2,710,548

As of December 31, 2016 and 2015, there were no assets with a Level 3 fair value determination. The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The Plan's policy is to recognize significant transfers between levels at the end of the year. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2016 and 2015, there were no significant transfers between level 1 or 2 fair value determinations.

Following is a description of the valuation methodologies used for the Plan's investments measured at fair value. There have been no changes in the methodologies used at December 31, 2016 and 2015.

Cash equivalents: The cash equivalents includes cash liquidity held in the SDBA. The valuation of the cash equivalents is classified as level 2 due to the cash being held in money market funds or short-term cash that has movement between funds or out of the Plan. Cash equivalents also includes cash associated with the K-C Stock Fund and the clearing account which are invested in a collective short term investment fund. The fair value of the collective short term investment fund is based on net asset value as a practical expedient.

Kimberly-Clark Corporation stock: The K-C Stock Fund investments are held directly by the Plan. The fair value of the Corporation's common stock is determined based on the closing unadjusted quoted price as of the end of the year.

SDBA: The account consists primarily of mutual funds and common stocks that are valued on the basis of readily determinable market prices.

Collective funds: Composed of a fixed income fund, equity funds and multi-asset class funds. The fair value of each fund is determined by multiplying the net asset value per unit by the number of units held by the Plan. The net asset value is based on the values of the underlying securities and cash held in the fund.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2016 and 2015, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using NAV per Share
Investment	December 31 2016 Fair Value (a)	December 31 2015 Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$7,659	$10,564	$—	Daily	None	Daily
Fixed income funds (c)	827,980	826,309	—	Daily	None	Daily
Multi-asset class funds (d)	416,449	383,244	—	Daily	None	Daily
Equity index funds (e)	1,623,946	1,490,431	—	Daily	None	Daily

(a)	The fair values of the investments have been estimated using the NAV of the investment.

(b)	Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.

(c)	The fixed income fund strategy seeks to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.

(d)	Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.

(e)	Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the Russell 1000 Index or Russell 2000 Index.

Note 5. Party-In-Interest Transactions

At December 31, 2016, the Plan held 2.6 million shares of the Corporation's common stock at a fair value of $291 million. During the year ended December 31, 2016, 1.9 million shares were acquired and 1.6 million shares were disposed.

At December 31, 2015, the Plan held 2.3 million shares of the Corporation's common stock at a fair value of $287 million. During the year ended December 31, 2015, 1.6 million shares were acquired, 1.9 million shares were disposed, and 32 thousand shares were transferred from the RCP to the Plan.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 6. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

Note 7. Federal Income Tax Status

The Internal Revenue Service ("IRS") has determined and informed the Corporation in a letter dated October 17, 2014, that the Plan and the related trust were designed in accordance with the applicable requirements of the Code. The Plan satisfies the requirement of Section 401(a) of the Code and Plan management is not aware of any Plan provision that would result in disqualification. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

Note 8. Changes to the Plan

During the year ended December 31, 2016, the Plan was amended to: (1) provide that the discretionary Profit Sharing Contribution to the Plan will range between zero percent and eight percent; effective January 1, 2016 and (2) clarify how loan payments of outstanding loans for terminated Participants are administered with respect to cash-out balances; effective January 1, 2016.

During the year ended December 31, 2015, the Plan was amended to: (1) reflect that effective March 21, 2015, all eligible hourly union participants at Fullerton began participation in the Plan, and further on March 20, 2015, at 11:59 P.M., Fullerton participants' account balances and other designations and elections transferred from the RCP to the Plan, (2) declare that any participant rollover contribution will be allocated based on the participant's current elections on file; or, if no election is on file, default into the Target Date Fund closest to the date the participant turns age 65; effective January 1, 2016, (3) limit a participant to two regular withdrawals per calendar year; effective January 1, 2016, (4) change the waiting period between loans from two weeks to 30 calendar days after the outstanding loan has been paid; effective January 1, 2016, (5) allow participants to make partial manual loan repayments; effective January 1, 2016, (6) allow a terminated participant with an outstanding loan balance to continue making loan payments based on the terms of the loan; effective January 1, 2016, and (7) declare that loan repayments will be allocated and invested in available investment funds based on the participant's current election on file; effective January 1, 2016.

Note 9. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2016, to Form 5500:

December 31, 2016
(Thousands of dollars)
Benefits paid to participants per the financial statements	$209,027
Add: Benefit payments requested by participants at December 31, 2016	320
Less: Benefit payments requested by participants at December 31, 2015	(437)
Benefits paid to participants for Form 5500	$208,910

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2016 and 2015 to Form 5500:

	December 31
	2016	2015
	(Thousands of dollars)
Net assets available for benefits per the financial statements	$3,452,059	$3,263,441
Less: Benefit payments requested by participants	(320)	(437)
Net assets available for benefits per Form 5500	$3,451,739	$3,263,004

Note 10. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

Note 11. Subsequent Events

Effective January 1, 2017, all Blackrock Non-lendable Fund F investments were transferred to Blackrock funds that engage in securities lending. The investment manager and investment objectives remain unchanged. Effective May 1, 2017, the Plan transitioned the Plan administration, including check and tax service duties, to Fidelity. Also effective May 1, 2017, the following Plan provisions were amended to: 1) allow overpayment refunds less than $25 to be posted to a participant's account, 2) differentiate the ability to repay an outstanding loan for a spousal beneficiary in the event of a participant death, 3) change the vesting period such that vesting in the Plan occurs immediately upon Plan participation, 4) adopt Roth in-plan conversion feature, 5) eliminate the flat dollar contribution option and conversion default, 6) allow a participant directed effective date for the automatic annual increase, 7) eliminate the target percentage for participant elected automatic annual increases, 8) eliminate the ability to elect automatic annual increases for after-tax contributions, 9) set a maximum amount of annual increase from one percent to ten percent, 10) change the automatic rebalancing option from an automated service to a notification service, 11) allow a terminated participant to set up a systematic withdrawal of payments to draw down the 401(k) account balance, and 12) allow Plan balances less than $5 thousand but more than $1 thousand to be automatically rolled over to Fidelity Investments upon termination of employment.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

		December 31, 2016
Identity of Investment Issuer	Description of Investment	Fair Value
		(Thousands of dollars)
The Northern Trust (1)	Collective Fund:
	Collective Government Short Term Investment Fund	7,659
		7,659

Columbia Management	Collective Funds:
	CT Money Market Fund Z	111,812
	CT Stable Government Fund Z	75,446
	CT Stable Income Fund Z	199,080
		386,338

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	441,642
	Russell 1000 Index Non-Lendable Fund F	547,865
	Russell 1000 Value Index Non-Lendable Fund F	196,477
	Russell 1000 Growth Index Non-Lendable Fund F	248,689
	Russell 2000 Index Non-Lending Fund F	212,764
	MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F	418,151
	LifePath Index Target Conservative Non-Lendable Fund F	78,639
	LifePath Index 2020 Non-Lendable Fund F	22,056
	LifePath Index 2025 Non-Lendable Fund F	121,299
	LifePath Index 2030 Non-Lendable Fund F	13,557
	LifePath Index 2035 Non-Lendable Fund F	90,222
	LifePath Index 2040 Non-Lendable Fund F	11,381
	LifePath Index 2045 Non-Lendable Fund F	60,129
	LifePath Index 2050 Non-Lendable Fund F	7,992
	LifePath Index 2055 Non-Lendable Fund F	9,547
	LifePath Index 2060 Non-Lendable Fund F	1,627
		2,482,037

K-C (1)	Kimberly-Clark Corporation Common Stock	291,058

Hewitt (1)	SDBA	203,048

The Northern Trust (1)	Notes receivable from participants rate of interest (3.25% - 8.25%) maturity dates (January 2017 - October 2043)	29,793

Total Investments		$3,399,933

(1)	Sponsor and/or issuer known to be a party-in-interest to the Plan.
Cost is not presented as all investments are participant directed.
See accompanying report of independent registered public accounting firm.